Exhibit 23.6
Consent of Independent Auditors
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated June 24, 2011, with respect to the consolidated financial statements of HHC Delaware, Inc. and Subsidiary included in the Registration Statement (Form S-4) and related Prospectus of Acadia Healthcare Company, Inc. for the registration of 5,297,022 shares of its common stock.
/s/ Ernst & Young LLP
Nashville, Tennessee
July 12, 2011